Exhibit 2.9

Special resolution of Sappi Limited approved at the Annual General Meeting of Shareholders on 2 March 2009.

Special resolution number 1: Decrease in authorised share capital “Resolved that, the authorised ordinary share capital of the company be and is reduced from ZAR1,325,000,000 comprising 1,325,000,000 ordinary shares of ZAR1.00 each to ZAR725,000,000 comprising 725,000,000 ordinary shares of ZAR1.00 each, by the cancellation of 600,000,000 unissued ordinary shares of ZAR1.00 each, which at the time of passing of this resolution, have not been taken up or agreed to be taken up by any person.”

The reason for special resolution number 1, is to reduce the authorised share capital of the company by cancelling 600,000,000 unissued ordinary shares having a par value of ZAR1.00 each in the authorised share capital of the company which, at the time of passing of this resolution, have not been taken up or agreed to be taken up by any person. The effect of passing special resolution 1 will be to decrease the authorised share capital of the company by ZAR600,000,000 by the cancellation of 600,000,000 ordinary shares having a par value of ZAR1.00 each.